Exhibit 99.1

Westwood Holdings Group, Inc. Reports Second Quarter 2013 Results

Assets Under Management Increase to Record of $15.8 Billion

Westwood International Assets Surpass $1.5 Billion

Ireland Domiciled UCITS Fund Launched

DALLAS--(BUSINESS WIRE)--July 18, 2013--Westwood Holdings Group, Inc. (NYSE: WHG) today reported second quarter 2013 revenues of $23.5 million, a 17% increase compared to revenues of $20.1 million in both the second quarter of 2012 and the first quarter of 2013. Economic Earnings per share (“Economic EPS”) were $1.07 compared to $0.72 in the same quarter of the prior year and $0.76 in the first quarter of 2013. Diluted earnings per share were $0.65 compared to $0.30 in the same quarter of 2012 and $0.38 in the first quarter of 2013.

Highlights and significant items impacting our pretax results include:

  Quarterly revenues increased 17% over the second quarter of 2012.
  Performance fees recorded for our Master Limited Partnership (“MLP”) strategy were $2.5 million compared to $1.2 million in the second quarter of 2012.
  A gain of $899,000 from the sale of 100,000 shares of Teton Advisors, Inc. was included in other revenues during the second quarter of 2012.
  2012’s second quarter included $1.4 million of recruiting and other costs related to the hiring of team members at Westwood International Advisors (“WIA”).

Westwood International’s assets under management (“AUM”) exceeded $1.5 billion at June 30, 2013, up 75% from year end. WIA contributed $1.7 million to revenues during the second quarter of 2013 with $2 million of related costs, compared to revenues of $1.5 million in the first quarter of this year with $2.7 million of related costs. Excluding WIA related items, second quarter 2013 Economic EPS and diluted earnings per share would have been $1.09 and $0.68, respectively.

Brian Casey, Westwood’s President & CEO, commented, “We are very pleased with our second quarter financial results and the exceptionally strong performance generated by our MLP, SmallCap, and Income Opportunity teams. The Westwood Funds™ had record quarterly net inflows exceeding $190 million, bringing aggregate net inflows this year to $347 million. We have experienced strong demand for WIA’s Emerging Markets strategy with assets now exceeding $1.5 billion. We recently obtained authorization from the Central Bank of Ireland for a new Irish UCITS umbrella fund named Westwood Investment Funds PLC. In response to client demand, our first UCITS sub-fund will focus on our Emerging Markets strategy, and we expect this product will receive significant new inflows over the next two months. We look forward to expanding our UCITS offerings in the future.”

Aggregate assets under management reached a record $15.8 billion as of June 30, 2013, an increase of 12% compared to $14.2 billion as of year end, and 20% higher than a year ago. Mutual fund assets, now comprising ten Westwood Funds, stood at $2.1 billion as of June 30, 2013, 32% higher than year end 2012 and 44% higher than June 30, 2012.

Westwood’s Board of Directors today declared a quarterly cash dividend of $0.40 per common share, payable on October 1, 2013 to stockholders of record on September 13, 2013. At June 30, 2013 Westwood had $57.5 million in cash and investments, with stockholders’ equity of $79.4 million and no debt.

Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss second quarter 2013 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through July 25, 2013 by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 99412344.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. Westwood manages a variety of investment strategies including U.S., Global, and Emerging Markets equities as well as income-oriented portfolios. Access to these strategies is available through separate accounts, commingled funds and the Westwood FundsTM family of mutual funds. Westwood has significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol "WHG." Based in Dallas, Westwood also has offices in Omaha and Toronto.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues among a few customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
REVENUES:
Advisory fees:
Asset-based	$16,486	$15,547	$14,102
Performance based	2,535	-	1,182
Trust fees	4,574	4,217	3,757
Other, net	(120)	336	1,025
Total revenues	23,475	20,100	20,066

EXPENSES:
Employee compensation and benefits	11,907	11,843	11,885
Sales and marketing	334	287	261
Westwood mutual funds	462	404	275
Information technology	678	656	629
Professional services	1,077	1,002	2,063
General and administrative	1,284	1,189	1,201
Total expenses	15,742	15,381	16,314
Income before income taxes	7,733	4,719	3,752
Provision for income taxes	2,854	1,886	1,554
Net income	$4,879	$2,833	$2,198
Other comprehensive income:
Available-for-sale investments:
Change in unrealized gain on investment securities	-	-	34
Less: reclassification adjustment for net gains included in earnings	-	-	(908)
Net change (net of income taxes of $0, $0, and $(476), respectively)	-	-	(874)
Foreign currency translation adjustments	(158)	(77)	(18)
Other comprehensive income	(158)	(77)	(892)
Total comprehensive income	$4,721	$2,756	$1,306

Earnings per share:
Basic	$0.66	$0.39	$0.31
Diluted	$0.65	$0.38	$0.30

Weighted average shares outstanding:
Basic	7,349,868	7,287,161	7,162,540
Diluted	7,495,523	7,481,668	7,250,707

Economic Earnings	$7,993	$5,667	$5,252
Economic EPS	$1.07	$0.76	$0.72

Dividends declared per share	$0.40	$0.40	$0.37

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (in thousands, except per share data) (unaudited)

	Six months ended June 30,
REVENUES:	2013	2012
Advisory fees:
Asset-based	$32,033	$28,192
Performance based	2,535	1,182
Trust fees	8,791	7,228
Other, net	216	1,328
Total revenues	43,575	37,930

EXPENSES:
Employee compensation and benefits	23,750	20,799
Sales and marketing	621	473
Westwood mutual funds	866	484
Information technology	1,334	1,225
Professional services	2,079	2,942
General and administrative	2,473	2,171
Total expenses	31,123	28,094
Income before income taxes	12,452	9,836
Provision for income taxes	4,740	3,853
Net income	$7,712	$5,983
Other comprehensive income:
Available-for-sale investments:
Change in unrealized gain on investment securities	-	(401)
Less: reclassification adjustment for net gains included in earnings	-	(908)
Net change (net of income taxes of $0, and $(714), respectively)	-	(1,309)
Foreign currency translation adjustments	(235)	(18)
Other comprehensive income	(235)	(1,327)
Total comprehensive income	$7,477	$4,656

Earnings per share:
Basic	$1.05	$0.84
Diluted	$1.03	$0.82

Weighted average shares outstanding:
Basic	7,318,688	7,125,158
Diluted	7,492,392	7,272,690

Economic Earnings	$13,660	$11,072
Economic EPS	$1.82	$1.52

Dividends declared per share	$.80	$0.74

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of June 30, 2013 and December 31, 2012
(in thousands, except par value and share amounts)

	June 30, 2013 (unaudited)	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$6,133	$3,817
Accounts receivable	12,857	8,920
Investments, at fair value	51,368	59,906
Deferred income taxes	2,037	3,362
Prepaid income taxes	1,173	-
Other current assets	2,250	1,365
Total current assets	75,818	77,370
Goodwill	11,255	11,255
Deferred income taxes	1,963	1,696
Intangible assets, net	3,969	4,149
Property and equipment, net of accumulated depreciation of $1,932 and $1,747	2,190	2,145
Total assets	$95,195	$96,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,829	$1,636
Dividends payable	3,517	1,201
Compensation and benefits payable	8,362	14,537
Income taxes payable	-	1,438
Other current liabilities	15	14
Total current liabilities	13,723	18,826
Accrued dividends	824	-
Deferred rent	1,214	1,238
Total long-term liabilities	2,038	1,238
Total liabilities	15,761	20,064
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,790,875 and outstanding 8,189,308 shares at June 30, 2013; issued 8,526,598 and outstanding 8,031,045 shares at December 31, 2012	88	85
Additional paid-in capital	95,013	88,483
Treasury stock, at cost – 601,567 shares at June 30, 2013; 495,553 shares at December 31, 2012	(23,139)	(18,502)
Accumulated other comprehensive income (loss)	(205)	30
Retained earnings	7,677	6,455
Total stockholders’ equity	79,434	76,551
Total liabilities and stockholders’ equity	$95,195	$96,615

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,712	$5,983
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	187	166
Amortization of intangible assets	180	244
Fair value adjustment of liabilities	-	(96)
(Gain) on sale of available for sale investment	-	(803)
Unrealized losses on trading investments	639	170
Loss on disposal of property	-	1
Restricted stock amortization	5,692	4,750
Deferred income taxes	937	1,857
Excess tax benefits from stock based compensation	(684)	(676)
Net purchases of investments – trading securities	7,880	8,166
Changes in operating assets and liabilities:
Accounts receivable	(4,003)	(905)
Other current assets	(864)	(2,362)
Accounts payable and accrued liabilities	(71)	(2,459)
Compensation and benefits payable	(5,931)	(5,171)
Income taxes payable and prepaid income taxes	(1,991)	(1,814)
Other liabilities	18	(62)
Net cash provided by operating activities	9,701	6,989

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of available for sale investment	-	950
Purchases of property and equipment	(313)	(194)
Net cash (used in) provided by investing activities	(313)	756

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(4,637)	(3,796)
Excess tax benefits from stock based compensation	684	676
Proceeds from exercise of stock options	-	210
Cash dividends	(2,988)	(2,943)
Net cash used in financing activities	(6,941)	(5,853)
Effect of currency rate changes on cash	(131)	(18)
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,316	1,874
Cash and cash equivalents, beginning of period	3,817	5,264
Cash and cash equivalents, end of period	$6,133	$7,138

Supplemental cash flow information:
Cash paid during the period for income taxes	$5,723	$3,785

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Economic Earnings
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012

Net Income	$4,879	$2,833	$2,198
Add: Restricted stock expense	2,986	2,706	2,885
Add: Intangible amortization	90	90	122
Add: Tax benefit from goodwill amortization	38	38	47
Economic earnings	$7,993	$5,667	$5,252

Diluted weighted average shares	7,495,523	7,481,668	7,250,707
Economic EPS	$1.07	$0.76	$0.72

		Six Months Ended

		June 30, 2013	June 30, 2012

Net Income		$7,712	$5,983
Add: Restricted stock expense		5,692	4,750
Add: Intangible amortization		180	244
Add: Tax benefit from goodwill amortization		76	95
Economic earnings		$13,660	$11,072

Diluted weighted average shares		7,492,392	7,272,690
Economic EPS		$1.82	$1.52

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic Earnings per share (or Economic EPS). We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Mark A. Wallace, 214-756-6900
Chief Financial Officer